Exhibit 10.36

Waste Connections, Inc.

Amended and Restated
Compensation Plan for Independent Directors

This Compensation Plan for Independent Directors, as amended and restated herein, shall be effective January 1, 2016, until changed by the Board of Directors. This Plan shall apply to independent directors only. Directors who are employed by Waste Connections, Inc. (the “Company”) are not entitled to receive separate compensation for participation in Board or Committee Meetings.

The Company shall compensate independent directors by payment of a basic monthly retainer of $5,000 per month; plus $625 per month for each committee on which they sit; and committee Chairs shall be entitled to additional compensation, to be added to their monthly retainers, as follows:

Audit Committee Chair	$1,250 per month
Compensation Committee Chair	$833.33 per month
Nominating and Corporate Governance Committee Chair	$416.67 per month

No additional payment shall be made with respect to attendance or participation in Board and Committee meetings, other than payment or reimbursement of out of pocket travel expenses incurred in connection with meetings attended in person.

All payments under this Compensation Plan shall be paid monthly on the 15th day of each month, or as soon thereafter as administratively practicable and, in any event, prior to March 15 of the calendar year following the year in which the services with respect to such payment were performed.

Independent directors shall be granted, at the discretion of the Board, an annual award of restricted stock units with a targeted value of approximately $150,000 on the date of grant, which targeted value shall increase to $160,000 as of January 1, 2017. The grant shall be made in conjunction with the Company’s annual grant to officers and employees, typically in February of each year, provided that the grant date may be changed from time to time at the discretion of the Board. The restricted stock units will be granted pursuant to the Company’s 2014 Incentive Award Plan and will vest, at the discretion of the Board, in two equal installments on the date of grant and the first anniversary of the date of grant. The number of restricted stock units granted may be less in future years if other types of equity awards are issued to independent directors in conjunction with the restricted stock unit grants.

Independent directors are required to hold shares of the Company’s common stock having a market value of at least $200,000; provided, however, that such minimum market value shall increase to $300,000 as of January 1, 2016 and, except as provided in the immediately following sentence below, independent directors will have until December 31, 2017 to reach the new threshold. Independent directors have five years from the fiscal year-end following initial election to the Board to accumulate the stock ownership prescribed by the guidelines. For purposes of the calculation, shares deemed “beneficially owned” by the non-employee directors within the meaning of the rules of the SEC, as well as shares of restricted stock or RSUs subject to time-based vesting held by the independent director, and vested or time-based unvested RSUs or resulting shares deposited into a deferred compensation plan or arrangement, are included in the calculation of the amount of such individual’s ownership.